Exhibit 99.1

FOR IMMEDIATE RELEASE

TARGANTA REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

CAMBRIDGE, MA – May 13, 2008 – Targanta Therapeutics Corporation (Nasdaq: TARG) today reported financial results for the quarter ended March 31, 2008.

Targanta reported a net loss of $17.6 million for the three months ended March 31, 2008, compared to a net loss of $18.7 million for the same period in 2007. Net loss for the first quarter of 2007 included $9.5 million of expense related to the Company’s achievement of certain milestones under its agreement with InterMune, Inc. Excluding this expense, the increase in net loss period over period was primarily due to increases in research and development expenses related to advancement of the Company’s lead intravenous antibiotic candidate, oritavancin, for which Targanta submitted a New Drug Application to the U.S. Food and Drug Administration in the first quarter and on which the Company is conducting additional clinical trials. The calculation of net loss for the first quarter ended March 31, 2008 includes stock-based compensation expense of $0.5 million.

The Company had cash, cash equivalents and short-term investments totaling $73.3 million as of March 31, 2008 and had 21.0 million shares outstanding.

About Targanta Therapeutics

Targanta Therapeutics Corporation (NASDAQ: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes an intravenous version of oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting U.S. regulatory approval, a program to develop an oral version of oritavancin and a number of antibacterial agents in pre-clinical development. The Company has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Québec, Canada. For more information on Targanta, visit www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” “hope” and similar expressions. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; unfavorable clinical trial results; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risks factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contact:

George Eldridge (investors)

Chief Financial Officer

Targanta Therapeutics Corporation

(617) 577-9020 x212

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CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	March 31, 2008	December 31, 2007
Cash, cash equivalents and short-term investments	$73,262	$89,753
Working capital	58,610	77,820
Long-term debt	12,083	14,287
Total stockholders’ equity	47,743	64,873

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31
	2008	2007
	(Unaudited)
Operating expenses
Research and development	$14,279	$5,439
Acquired in-process research and development	—	9,500
General and administrative	3,618	1,935

Total operating expenses	17,897	16,874

Other income (expense)
Interest income	868	458
Interest expense	(643)	(2,210)
Foreign exchange loss	(19)	(64)

Other income (expense), net	206	(1,816)

Loss before income tax benefit (expense)	(17,691)	(18,690)
Income tax benefit (expense)	66	(29)

Net loss	$(17,625)	$(18,719)

Net loss per share—basic and diluted	$(0.84)	$(749.29)

Weighted average number of common shares used in net loss per share—basic and diluted	20,969,257	25,282

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